May 20, 2005
Zip+4 Code:  20549-0305

Via Fax & U.S. Mail

Elizabeth J. Cole
Executive Vice President and Chief Financial Officer
Booth Creek Ski Holdings, Inc.
1000 South Frontage Road West, Suite 100
Vail, Colorado 81657

RE:	Booth Creek Ski Holdings, Inc. (the "Company")
	Form 10-K for the year ended October 29, 2004
	File No. 333-26091

Dear Ms. Cole:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								David R. Humphrey
      Branch Chief- Accountant
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Elizabeth J. Cole
Booth Creek Ski Holdings, Inc.
April 12, 2005
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